Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 20, 2009 for Ryerson Inc. and Subsidiary Companies and Joseph T. Ryerson & Son, Inc. and Subsidiary Companies, in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-152102) and related Prospectus of Ryerson Inc. for the Exchange of up to $102,916,000 aggregate principal amount of its Floating Rate Senior Secured Notes due 2014 and up to $382,200,000 aggregate principal amount of its 12% Senior Secured Notes due 2015.

/s/ Ernst & Young LLP

Chicago, Illinois
February 20, 2009